INDEPENDENT DIRECTOR AGREEMENT

INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) made as of the 11th day of March 2013 by and between Marathon Patent Group, Inc., a Nevada corporation (the “Company”) and Will Rosellini (“Nominee”).

WHEREAS, the Company desires to attract and retain directors who will consent to serve on the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that Nominee possesses valuable qualifications and abilities to serve on the Company’s Board.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Nominee consents to serve as a member of the Board of Directors of the Company if elected or appointed and, upon appointment or election to the Board of the Company, to serve as a member of the Board of the Company.

Nominee agrees that upon appointment or election he will dutifully perform his responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Certificate of Incorporation, bylaws and other policy and procedures applicable to such service.  Upon appointment to the Board of the Company, Nominee shall resign from the Board of Directors of the Company, upon the request of the Chairman of the Board or Chief Executive.

Nominee understands that this Agreement does not constitute an offer to serve as a director of the Company, or as an employee, or in any other capacity and that appointment shall only occur by vote of the board of directors or shareholders of the Company.  Nominee understands and agrees that if the Company offers Nominee employment, the Company will request a background check consisting of a criminal history and other background checks to be used solely for employment-related purposes and understands an offer and any position will be contingent on the receipt and evaluation of the background check report. I have provided my social security number and date of birth to permit a background check to be performed. If appointed to any position with the Company, I understand my consent will apply throughout my tenure to the extent permitted by law.  I consent to the release of criminal, history and other reports to the Company.

(b) Service on Committees. Nominee will serve on the following committees and in the capacities stated:

	Member	Chairperson
Audit Committee	----	----
Compensation/Nominating Committee	----	----
Corporate Governance Committee	----	----

To the extent Nominee serves as Audit Committee Chairperson, Nominee represents that Nominee possesses the necessary skills and experience by which he is qualified to serve as a qualified financial expert for purposes of such position, and before the United States Securities and Exchange Commission (“SEC”).

2.  Compensation and Expenses.

(a) Compensation. The Company agrees to adopt or has adopted compensation plans for directors applicable to Nominee, in the event Nominee becomes a director, as follows:

•
Options for a period of five years to purchase up to an aggregate of 100,000 shares of common stock of the Company, with a strike price based on the closing price of the Company’s common stock on the date of your appointment as reported by the OTC Bulletin Board, which shall vest as follows: 33% the first anniversary hereof; 33% on the second anniversary and 34% on the third anniversary and shall be subject to the Company’s stock plan as in effect from time to time, including any clawback and termination provisions therein. The option agreements shall provide for cashless exercise features.

(b) Expenses. The Company shall reimburse Nominee for all reasonable and necessary out-of-pocket expenses, including travel, incurred in connection with the performance of Nominee’s duties as a director on behalf of the Company (“Expenses”), upon submission of adequate documentation therefor.

(c) Insurance. The Company presently maintains a policy of directors’ and officers’ insurance coverage with a liability limit of $3,000,000 (“D&O Insurance”). In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by the Company, prompt written notice shall be provided Nominee for so long as he serves as a director of the Company and during any subsequent period during which Nominee may be entitled to the benefit of such D&O Insurance.

3. Confidentiality.  Nominee acknowledges that Director shall be obtaining access to certain confidential information concerning the Company and its plans and affairs, including, but not limited to, business methods, systems, scheduling, financial data, intellectual property and strategic plans which are unique assets (“Confidential Information”). Nominee covenants and agrees to not, directly or indirectly, in any manner, utilize or disclose to any person, firm or entity, such Confidential Information.

4. Termination. This Agreement shall terminate upon resignation or removal of Nominee as a director of the Company, provided that any provision of this Agreement not capable of performance prior to termination shall survive, shall survive such termination for the period necessary for performance.

5. Assignment. The duties and obligations of Nominee under this Agreement are personal and therefore Nominee may not assign any right or duty under this Agreement without the prior written consent of the Company.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

MARATHON PATENT GROUP, INC.
By: /s/ Doug Croxall ______________________________
Name: Doug Croxall
Title: Chief Executive Officer

NOMINEE:

/s/ Will Rosellini _________________________________
Name: Will Rosellini
Address:
_________________________________ SS#______________________________ Place of Birth:______________________